Exhibit 99.1

PRESS RELEASE
Comcast
One Comcast Center
Philadelphia, PA 19103
corporate.comcast.com

Semtech
200 Flynn Road
Camarillo, CA 93012
Semtech.com

COMCAST LAUNCHES ENTERPRISE INTERNET OF THINGS TRIAL VENTURE

Collaborating with Semtech to provide LoRa® Technology IoT solutions for enterprises

PHILADELPHIA — October 5, 2016 — Comcast today announced machineQ™, a new business trial venture focused on building business-to-business solutions and a platform for the Internet of Things (IoT). As a part of machineQ, Comcast will work with select commercial partners in proof of concepts to use its network to enable partners to gather, transmit, and analyze data from connected devices distributed throughout their organizations.

Comcast will use Semtech Corporation’s (NASDAQ: SMTC) globally-proven LoRa® Wireless Radio Frequency Technology to deploy network trials in Philadelphia and San Francisco later this year. These trials will focus on enabling use cases such as utility metering, environmental monitoring (e.g., temperature, pollution, noise), and asset tracking through LoRa Technology-enabled devices and network services. Organizations and enterprises interested in participating in trials for LoRa-specific proof of concepts are encouraged to contact Comcast here.

According to a 2016 study of the growth of the Internet of Things (IoT) market by Machina Research, the total number of global M2M connections will grow from 6 billion in 2015 to 27 billion in 2025, with 20 percent of these connections originating in the United States. The global market is estimated to generate $3 trillion in revenue by 2025 with 22 percent ($660 billion) originating in the United States. Machina’s study also indicates that 11 percent of the connections by 2025 will use Low Power Wide Area Network (LPWAN) connections such as LoRa.

“We believe the business-to-business segment of the Internet of Things market is going to expand rapidly over the next decade as businesses look to IoT-based technology to manage their businesses in a more effective and sophisticated manner,” said Sam Schwartz, Chief Business Development Officer, Comcast Cable. “Technologies such as LoRa are setting the stage for the era of connected devices, and we think our network potentially has a role to play in connecting the millions of internet-enabled devices deployed within enterprises.”

Comcast has invested tens of billions of dollars to build a network that spans 20 of the nation’s top 30 markets. It includes more than 149,000 route miles of fiber optic cable and more than 500,000 miles of HFC plant that is in close proximity to hundreds of thousands of businesses and city locations.

“The decision by Comcast to complement its existing infrastructure with LoRa Technology will enable connected devices, servers and software components to communicate seamlessly and securely on its new LoRaWAN™-based IoT platform,” said Mohan Maheswaran, Semtech’s President and Chief Executive Officer. “Semtech is committed to working with Comcast to make LPWAN networks broadly available in the United States. We believe this will foster innovation by enterprises for new IoT solutions that allows us all to benefit from the advantages of our emerging connected world.”

If the initial trials are successful, Comcast intends to commercially deploy LoRaWAN networks and LoRa-

related services across its markets, with the goal of completing commercial deployments within the next 18 to 30 months.

About Semtech

Semtech Corporation is a leading supplier of analog and mixed-signal semiconductors for high-end consumer, enterprise computing, communications, and industrial equipment. Products are designed to benefit the engineering community as well as the global community. The Company is dedicated to reducing the impact it, and its products, have on the environment. Internal green programs seek to reduce waste through material and manufacturing control, use of green technology and designing for resource reduction. Publicly traded since 1967, Semtech is listed on the Nasdaq Global Select Market under the symbol SMTC. For more information, visit www.semtech.com.

About Comcast Cable

Comcast Cable is one of the nation’s largest video, high-speed Internet and phone providers to residential customers under the XFINITY brand and also provides these services to businesses. Comcast has invested in technology to build an advanced network that delivers among the fastest broadband speeds, and brings customers personalized video, communications and home management offerings. Comcast Corporation (CMCSA) is a global media and technology company. Visit www.comcastcorporation.com for more information.

Contacts:

Comcast

Joel Shadle

joel_shadle@comcast.com

215-286-4675

Semtech
David Guerra, Media

dguerra@semtech.com

805-480-2185

William “Sandy” Harrison, Investor Relations

sharrison@semtech.com

805-480-2004